                                                                   Exhibit 17(b)





                              FAIRNESS OPINION FOR
                               ALFA LEISURE, INC.



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July 19, 1999                                          File Reference:  11-11978



The Board of Directors of
Alfa Leisure, Inc.
13501 5th Street
Chino, California  91710

Attention:     Mark Schwartz, CPA
               Vice President Finance and Administration

It is our understanding that a "draft" Certificate of Ownership and Articles of Merger (collectively, the "Agreement") dated ____, 1999, of ALFA Leisure Acquisition Corp. will be certified by Johnnie R. Crean and Carol Smith whereby Alfa Leisure, Inc. ("ALFA"), a Texas Corporation, will be merged ("Short Form Merger") into Alfa Leisure Acquisition Corporation, a California corporation ("ALAC"). Pursuant to the Agreement each holder of ALFA common shares with the exception of shares held by ALAC will be entitled to receive cash upon surrender of their respective common stock certificates. The terms and conditions of the Short Form Merger are more fully described in the aforementioned Agreement.

You have requested our opinion as to whether the per share cash consideration ("Merger Consideration") to be received in the Short Form Merger is fair to the ALFA minority shareholders from a financial point of view pursuant to the terms and subject to the conditions set forth in the Agreement. We have not been engaged to give advice on whether the shareholders should engage in the Transaction, nor have we been requested to seek or identify alternatives. The date of this Opinion is July 19, 1999.


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The Board of Directors of
Alfa Leisure, Inc.
July 19, 1999
Page 2



"Market value" is defined as the price at which an asset or business enterprise would change hands between a willing buyer and a willing seller when the former is not under any compulsion to buy, the latter is not under any compulsion to sell, and both parties are well informed about all pertinent facts of the asset and the market for such asset. Market value is synonymous with the legal term fair market value.

It is our understanding that you and any other recipient of our Opinion of market value will consult with and rely solely upon your own legal counsel with respect to said definition. No representation is made herein as to any legal matter or the sufficiency of said definition for any purpose other than setting forth the scope of this Opinion.

"Minority Interest" is defined as any number of shares that is less than a controlling interest in a firm and does not represent a swing block of shares. For purposes of this Opinion, any number of shares that constitutes less then a 50% of the total outstanding common stock (voting) is by definition a minority interest.

"Controlling interest" is defined as any number of shares owned, either directly or indirectly, that, when exercised, can influence the selection of the entity's management group, the direction of existing or future operations (sale, divestiture, or acquisition), the declaration of dividends, etc. Typically, this interest constitutes a more than 50% interest in the outstanding common shares (voting).

In connection with this opinion, we have made such reviews, analyses, and inquiries as we deemed necessary and appropriate under the circumstances. Among other things, we:

        1. Analyzed and inspected ALFA's financial statements for the fiscal years ended April 30, 1997 through 1999 audited by Deloitte and Touche LLP; June 30, 1995 and 1996 audited by Coopers & Lybrand LLP; Form 10K as of April 30, 1999; and the interim internally prepared financial statements for the period ended June 20, 1999, identified by ALFA's Management as the most current financial statements available.

        2.     Inspected copies of the following documents:

               - "Draft" Certificate of Ownership and Articles of Merger of ALFA Leisure Acquisition Corp. dated ___, 1999 received on July 6, 1999.

               -  Internally prepared financial projection.

The Board of Directors of
Alfa Leisure, Inc.
July 19, 1999
Page 3



               -  Federal Tax Return for the year ended April 30, 1998.

               - Fairness opinion prepared by William R. Black dated March 31, 1998. According to this fairness opinion, a per share consideration of $0.50 was considered fair from a financial point of view.

               - Presentation by an independent consultant outlining the strategic process to create a market for the company stock by introduction of a new low end trailer product line, etc.

               - Various product brochures and other literature relative to ALFA's services.

        3. Performed a search of companies considered comparable to ALFA utilizing Moody's and Compustat's Databases and Mergerstat Review 1999.

        4.     Analyzed weekly stock prices for ALFA utilizing Bloomberg LP.

        5. Visited ALFA headquarters and conducted telephone interviews with and relied upon the representations of Vice President of Finance and Administration, Mark Schwartz, concerning the operations, financial condition, future prospects, and projected operations and performance of ALFA.

In rendering our Opinion, we have not independently verified the accuracy and completeness of the information supplied to us with respect to ALFA and do not assume any responsibility with respect to it. We advise the recipients of this Opinion that nothing has come to our attention in the course of this engagement that has caused us to believe it unreasonable to utilize and rely upon the expectations and representations of ALFA's Management regarding ALFA's future performance. In addition, we have not considered the tax impact on the individual shareholders receiving cash payment for their ALFA shares and our Opinion is based on business, economic, market and other conditions as they exist as of the Date of this Opinion.

This Opinion has been prepared for the Board of Directors of ALFA in connection with its consideration of the Merger and may not be used for any other purpose without Marshall and Stevens Incorporated's express, prior, written consent; provided that, this Opinion may be included in the proxy statement sent by ALFA to its shareholders concerning the merger so

The Board of Directors of
Alfa Leisure, Inc.
July 19, 1999
Page 4



long as the Opinion is reproduced in full in such proxy statement and any summary of the Opinion in the proxy statement is reasonably acceptable to Marshall & Stevens Incorporated. Other than the Opinion, Marshall & Stevens Incorporated has not been engaged to render any other financial services and our fee for this service is not contingent upon the consummation of the aforementioned transaction.

Based upon and subject to the attached summary of our analyses and the assumptions and limiting conditions, it is our opinion that as of the date of this Opinion, the Merger Consideration to be received by the ALFA minority shareholders in the range of $2.72 to $2.75 per share is fair to the ALFA minority shareholders from a financial point of view to such shareholders pursuant to the terms and subject to the conditions set forth in the Agreement.

Very truly yours,



MARSHALL & STEVENS INCORPORATED


MS/tb

ASSUMPTIONS AND LIMITING CONDITIONS



MANAGEMENT

The Opinion expressed herein assumes the continuation of prudent management policies over whatever period of time is deemed reasonable and necessary to maintain the character and integrity of ALFA or the underlying assets.

PURPOSE

We have presented Marshall & Stevens Incorporated's considered Opinion based on the facts and data obtained during the course of this investigation. This report has been prepared for the sole purpose stated herein and shall not be used for any other purpose.

UNEXPECTED CONDITIONS

We assume there are no hidden or unexpected conditions associated with ALFA or the underlying assets that might adversely affect value. We also assume no responsibility for changes in market condition which may require an adjustment to our Opinion.

HAZARDOUS SUBSTANCES

Hazardous substances, if present within a business, can introduce an actual or potential liability that may adversely affect the marketability and value of ALFA or the underlying assets. In this Opinion, no consideration has been given to such liability or its impact on value.

CONTINGENT LIABILITIES

Our conclusions do not consider the impact of any contingent liabilities of the Company, either known or unknown, except as discussed in the Opinion. According to ALFA's Management, as of the date of this Opinion, no pending litigation nor other asserted or unasserted contingent liabilities exist.

FUTURE EVENTS/PROJECTIONS

The reader is advised that this Opinion is heavily dependent upon future events with respect to industry performance, economic conditions, and the ability of ALFA to meet certain operating projections. In this opinion, the operating projections have been developed from information supplied by ALFA Management. The operating projections incorporate various assumptions including, but not limited to, net sales, net sales growth, profit margins, income taxes, depreciation, capital expenditures, working capital levels, and discount rates, all of which are critical to the Opinion. The operating projections are deemed to be reasonable and valid at the date of this Opinion; however, there is no assurance or implied guarantee that the assumed facts will be validated or that the circumstances will actually occur. We reserve the right to make adjustments to the Opinion herein reported as may be required by any modifications in the prospective outlook for the economy, the industry, and/or the operations of ALFA.

ASSUMPTIONS AND LIMITING CONDITIONS



TITLE

No investigation of legal title was made, and we render no opinion as to ownership of ALFA or the underlying assets.

DATE OF VALUE

The date of this Opinion is July 19, 1999. The dollar amount of any value reported is based on the purchasing power of the U.S. dollar as of that date. The appraiser assumes no responsibility for economic or physical factors occurring subsequent to the date of value which may affect the opinions reported.

VISITATION

ALFA was visited on July 9, 1999. When the date of our visit differs from the date of our Opinion, we assume no material change in the operations of ALFA or the underlying assets unless otherwise noted in the report.

TRADING PRICE

Based upon our analysis of the trading history of ALFA, the common stock is thinly traded, and may not be fully indicative of actual market value of the underlying assets or shares. We have been informed that ALFA does not have a market maker. The common stock transactions most proximate to the date of this Opinion occurred on April 23, 1999 at $2.00 for 300 shares and on July 9, 1999 at $2.125 for 1,000 shares. According to documentation furnished by ALFA Management from American Stock Transfer & Trust Company, this July transaction appears to have been misreported by Bloomberg LP. In actuality, 1,000 shares (subject to Rule 144) of ALFA were issued as a result of the exercise of 1,000 stock options at $0.50 per share by shareholder, Robert Rudolph, on July 9, 1999. As of the date of this Opinion, the bid/ask prices were $1.50 and $2.375 per share, respectively, as provided by Bloomberg LP.

NON-APPRAISAL EXPERTISE

No opinion is intended to be expressed for matters that require legal or specialized expertise, investigation, or knowledge beyond that customarily employed by appraisers.

INFORMATION AND DATA

Information supplied by others that was considered in this valuation is from sources believed to be reliable, and no further responsibility is assumed for its accuracy. We reserve the right to make such adjustments to the valuation herein reported based upon consideration of additional or more reliable data that may become available subsequent to the issuance of this report.

LITIGATION SUPPORT

Depositions, expert testimony, attendance in court, and all preparations/support for same arising from this Opinion shall not be required unless arrangements for such services have been previously made.

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SUMMARY OF OUR ANALYSES



In preparing our Opinion, we performed a variety of financial and comparative analyses. A fairness opinion is a complex analytical process involving various subjective determinations as to the most relevant valuation methods and the application of these methods. Our financial analyses should be considered as a whole; selecting only portions of these analyses could create a misleading view of our opinion. We made assumptions in conjunction with Management with respect to assets, financial conditions, and other matters, many of which are beyond the control of ALFA. Thus, the estimates of value arrived at by such analyses and the valuation results from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.

The analyses made in conjunction with our Opinion included those factors and considerations specified in IRS Revenue Ruling 59-60. This ruling is most commonly prescribed as a guide for the valuation of closely held businesses or thinly traded public companies and securities.

SELECTED COMPARABLE COMPANY ANALYSIS. The comparable company analysis requires that an analysis be made of publicly traded companies considered comparable to the appraised company with regard to industry, performance, and/or markets exploited. This analysis is predicated on the theory that the market value of a company can be estimated by deriving market multiples from publicly traded companies that relate their stock prices to earnings, cash flows, or other measures and then applying these market multiples to the respective earnings, cash flows, or other measures of the appraised company.

We conducted a search of Moody's database of over 15,000 publicly traded companies to determine if any could be utilized in our analysis. After screening applicable SIC codes and other relevant criteria, we selected public companies that most closely resembled ALFA in terms of lines of business and markets served. While this screening process did not provide any public companies that were identical in all respects to ALFA, it did provide several that were sufficiently comparable to be considered alternative investment possibilities making them useful benchmarks for valuation purposes as follows:

               -  Coachmen Industries, Inc.

               -  Fleetwood Enterprises

               -  Holiday RV Superstores, Inc.

               -  Monaco Coach Corp

               -  National RV Holdings

               -  Rexhall Industries,Inc.

               -  Skyline Corp

               -  Thor Industries, Inc.

               -  Winnebago Industries

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SUMMARY OF OUR ANALYSES



We computed market value multiples of invested capital-to-earnings before interest and taxes (EBIT), invested capital-to-earnings before interest taxes, depreciation and amortization (EBITDA) of the aforementioned public companies, invested capital-to-debt free net income and market value to net income and applied these multiples to the corresponding earnings measures for ALFA based on the latest fiscal year. These multiples ranged from: 1) market value-to-net income, High 22.2, Median 13.3 and Low 7.4; 2) invested capital-to-EBITDA multiple, High 14.0, Median 8.5 and Low 5.8; 3) invested capital-to-EBIT, High 16.4, Median 9.7 and Low 6.1; and 4) invested capital-to-debt free net income, High 21.9, Median 13.3, and Low 9.4.

We utilized these invested capital multiples (also referred to as debt-free multiples) because they permit us to value ALFA irrespective of the variations inherent in its capital structure and income tax rates as compared to the public companies. We also utilized the market value to net income multiple, since ALFA Management believes that this multiple is a valid indicator of market value in the recreational vehicle segment of the leisure time industry.

Since the common stock of ALFA is thinly traded, its shares are characterized as having limited identity and as lacking solid market shares. Historically, publicly traded companies tend to be larger, more sophisticated with solid market shares, more diversified (manufacturers of motorhomes, buses, etc.) and often strong public identities, so they are more likely to command correspondingly higher multiples. We have therefore chosen multiples below the median range to apply to the corresponding financial measures for ALFA. We also considered ALFA's size, diversification, financial condition, revenue growth and performance relative to Fleetwood Enterprises and Rexhall Industries, Inc.

After multiplying the respective revenue measures of ALFA by the selected multiples and then subtracting any interest-bearing debt, if applicable, we generate a preliminary indicated equity value, which represents the aggregate minority value (minority interests traded in the public marketplace) of ALFA before estimated marketability discounts.

As a result of our analysis using comparable publicly traded companies prior to a discount for marketability, the indicated market value of the shareholders' equity of ALFA on a minority interest basis, as of July 19, 1999, was $8,600,000.

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SUMMARY OF OUR ANALYSES



DISCOUNTED CASH FLOW ANALYSIS. We performed a discounted cash flow analysis of projected net debt-free cash flow (EBIT less taxes, capital expenditures, changes in working capital plus noncash charges) of ALFA based on certain operating and financial assumptions provided by ALFA Management. This projection incorporated various assumptions as to revenue growth of 5%, operating margins, income taxes at 40%, depreciation, capital expenditures, working capital levels and capitalization rate, all of which are critical to the Opinion.

                   NET DEBT FREE CASH FLOW ("NDCF") PROJECTION
   ===================================================================================
                   Actual                 April 30,
      ($000s)       1999        2000        2001         2002       2003         2004
   -----------------------------------------------------------------------------------
      Revenues     $39,147     $43,400     $45,000     $47,250     $49,613     $52,093
      EBIT           1,475       2,203       2,282       2,291       2,406       2,526
      NDCF             N/A         861         971       1,180       1,269       1,362
   ===================================================================================

In summary, the above projection is forward-looking information prepared by Management and thus, is heavily dependent and contingent upon future events with respect to industry performance, economic conditions, and the ability of the Company to meet these cash flow projections. Overall, this projection reflects significant increases in revenues and earnings before interest and taxes (EBIT) when compared to historical operations.

This debt-free cash flow was discounted and summed at a discount rate assumption of 17% by utilization of the weighted average cost of capital (WACC). The WACC is a function of 1) cost of debt; 2) cost of equity; 3) industry capital structure; and 4) cumulative federal and state taxes. The cost of equity considers such factors as equity risk premiums, inflation rates, interest rates, and the inherent business risk of ALFA and the industry as a whole. We then added a residual year (year beyond the discrete projection time period to reflect the going concern value of ALFA into perpetuity) to derive a present value. From this present value, we subtracted the interest-bearing debt to arrive at an equity value.

As a result of our analysis utilizing net debt free cash flow prior to a discount for marketability, the indicated market value of the shareholders' equity of ALFA on a minority interest basis, as of July 19, 1999, was $9,000,000.

RECAPITULATION.
================================================================================

              ANALYSIS                                     MARKET VALUE
--------------------------------------------------------------------------------
Selected Comparable Company                                 $8,600,000
Discounted Cash Flow                                         9,000,000
================================================================================

In deriving a final conclusion, we reconciled the value indications by weighting their relative significance depending upon the circumstances and the quantity of reliable market data. The

SUMMARY OF OUR ANALYSES



selected comparable company analysis reflects the consensus of many investors relative to the historical profitability of public companies considered comparable to the Company. The discounted cash flow analysis considers the future profit potential coupled with the riskiness of that return, and avoids the difficulty in identifying public companies considered comparable to the Company. In our analyses, we have applied various sensitivity weightings to the Selected Comparable Company and Discounted Cash Flow analyses: 1) 50-50% and 30-70%, respectively.

We also considered the per share trading price of $2.00 for ALFA common shares as of April 23, 1999 for 300 shares (the most currently available actual sales transaction proximate to the Opinion date). Another transaction was reported on July 9, 1999 at the bid price of $2.125 per share for 1,000 shares. According to documentation furnished by ALFA Management from American Stock Transfer & Trust Company, this July transaction appears to have been misreported by Bloomberg LP. In actuality, 1,000 shares (subject to Rule 144) of ALFA were issued as a result of the exercise of 1,000 stock options at $0.50 per share by shareholder, Robert Rudolph, on July 9, 1999. Thus, no sales transactions appear to have occurred subsequent to April 23, 1999.

The impact of marketability on the market value of the common stock in closely held companies has been analyzed and commented upon by a number of sources. Various restricted stock studies, initial public offering studies and court cases indicate that marketability discounts can be significant, ranging from 25% to 45%. However, Alfa's common shares are more liquid than closely held shares, since they are publicly traded, but still suffer some impaired marketability due to limited visibility. Additionally, the sale of a large block of shares (estimated at greater than 10%) could also depress the per share price. We analyzed the differential between the ask (high) and bid (low) pricing spreads for the ALFA's common shares from February 9, 1998 through July 19, 1999 and determined that the differential spread was 7.4%. In our opinion, a marketability discount of 5% would be appropriate.

We also included the impact of dilution triggered by the potential exercise of the vested stock options outstanding as of the Opinion date. The proceeds from the exercise of 26,000 options (130,000 issued, 20% vested) at an exercise price of $0.50 will be $13,000.

Therefore, based on the information and analyses summarized in this report, our various sensitivity weightings and a discount for marketability, it is our opinion that the market value of the shareholders' equity of the business enterprise known as Alfa Leisure, Inc., on a fully diluted minority interest basis, as of July 19, 1999, ranges from $8,370,000 to $8,450,000 or $2.72 to
$2.75 per share.